Exhibit 10.1 Employee Stock Purchase Plan
The First, N.A., a national bank with its principal place of business in the town of Damariscotta, County of Lincoln, State of Maine (hereafter referred to as the “Bank”), hereby adopts the following stock purchase plan (the “Plan”) for employees of the Bank (each an “Employee”) and members of the Board of Directors (each a "Director") of the Bank or its parent company, The First Bancorp, Inc. (the “Company”), effective January 28, 2016.
The Plan replaces The First National Bank of Damariscotta Stock Purchase Plan, as amended (the “Old Plan”), which was initially effective February 1, 1987. All shares remaining in the Old Plan will be transferred to the Plan as of the effective date of the Plan.
Purpose
The Plan is intended to advance the interests of the Bank and the Company by providing Employees and Directors with an opportunity to purchase shares of the Company’s common stock directly from the Company (without fees or commissions) and enlarge their proprietary interests in the Company. This is an incentive to work for the success of the Bank and the Company, and to encourage them to remain in the employ of the Bank or to continue to serve on the Board of Directors of the Bank or the Company, as applicable.
Administration
The Plan shall be administered by the Senior HR Officer (the “Administrator”). The Administrator may adopt rules and regulations from time to time for carrying out the Plan. The Administrator shall be accountable to the Board of Directors of the Bank for the operation of the Plan and shall make recommendations to the Board of Directors of the Bank with respect to participation in the Plan by Employees of the Bank and by Directors.
Eligibility
Any Employee who has been in the employment of the Bank for a period of three (3) consecutive calendar months, and any Director, shall be eligible to purchase stock under the Plan while he or she remains an Employee or a Director, as applicable.
Stock
The Company has, as of January 28, 2016, authorized capital stock of 18,000,000 shares of common stock, of which 10,752,421 shares are issued and outstanding. The Company has allocated 250,000 shares of its common stock for the purposes of the Plan.
Tax Considerations
The purchase of stock under this Plan will be subject to no special income tax treatment.
Plan Enrollment
Enrollment forms are available for eligible Employees and Directors through the Human Resources Department.
Method of Payment
Payment for the stock will be by payroll deduction or, in the case of Directors, by withholding of or deduction from Director fee payments. In addition, optional cash payments may be made by eligible Employees or Directors in amounts not to exceed $2,000 per calendar quarter. Employees may also purchase shares of stock utilizing all or part of a Years of Service Award.
Purchase of Shares
Purchases of shares under the Plan shall be effectuated at the NASDAQ Official Closing Price of such shares as of the close of business on the tenth day of each month, or (if not a business day) the business day immediately following. Funds held by the Bank pursuant to payroll deduction, Directors’ fees deduction or withholding, or otherwise for the purchase of shares under the Plan pending such purchases, shall be deposited in a non-interest-bearing checking account with the Bank in the name of the Plan (the "Account"). Dividends paid on shares under the Plan will be deposited into the Account and held in the Account until the next share purchase date for automatic reinvestment. Fractional shares may be purchased or issued under the Plan to allow the entire balance in the Account on the purchase date to be used for the purchase of shares.
Share Purchase Elections and Modifications
Plan participants shall be entitled to elect to purchase shares under the Plan or to terminate or modify an existing election to purchase shares under the Plan through written notice delivered to the Administrator. Such written notice will be effective for the next practical payroll date for Employees and the next Director fee payment for Directors. If a written notice is received during a trading blackout period under the Company’s insider trading policy for Employees and Directors, the notice will not be effective until the first payroll date or first Director fee payment date after the trading blackout period ends.
Ending of Participation
Once an Employee or Director ends his or her service to the Bank and/or the Company, his or her eligibility to participate in the plan will end. Within 45 days of the end of service date, the Employee’s or Director’s Plan shares must be transferred to certificate or book-entry holdings. Once this transfer is complete, the shares will be eligible for participation (at the option of the former Employee or Director) in the Company’s Dividend Reinvestment Plan.
Reports; Information
The Company shall deliver to each Plan participant, promptly following the end of each calendar quarter, a statement detailing such Plan participant’s Plan activity and balance during such quarter and as of the end of such quarter. In addition, the Company shall deliver to each Plan participant all information required to be delivered to such Plan participant under Rule 428(b) of the Securities Act of 1933, as amended, and shall deliver to any Plan participant (on request and at no charge) a copy of any document incorporated by reference into the registration statement on Form S-8 filed with the Securities Exchange Commission with respect to the Plan
Termination and Amendment of the Plan
This Plan may be amended by action of the Boards of Directors of the Bank and the Company and will continue in effect until terminated by the Boards of Directors of the Bank and the Company.
Adopted this 28th day of January, 2016, by the Board of Directors of The First, N.A. and the Board of Directors of the First Bancorp, Inc.